                                Explanatory Note

   The Registration Statement relating to these prospectuses contains a prospectus relating to a public offering of an aggregate of 663,682 shares of common stock, $0.001 par value per share, of eBay Inc., a Delaware corporation ("Common Stock"), that are owned by former stockholders of Butterfield & Butterfield Auctioneers Corporation, a Delaware corporation (the "Butterfield Offering"), together with separate prospectus pages relating to a concurrent offering of an aggregate of (i) 692,834 shares of Common Stock that are owned by former stockholders of Kruse, Inc., an Indiana corporation d/b/a Kruse International (the "Kruse Offering"); (ii) 504,236 shares of Common Stock that are owned by former shareholders of Billpoint, Inc., a California corporation (the "Billpoint Offering"); (iii) 295,474 shares of Common Stock that are owned by former shareholders of alando.de.AG, a German corporation (the "alando Offering") and (iv) 13,775,508 shares of Common Stock that are owned by Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. (the "Benchmark Offering"). The shares being registered in the Benchmark Offering were acquired by the two Benchmark funds in January 1999 upon exercise of an option to purchase from Pierre Omidyar and Jeffrey Skoll that had been entered into in June 1997. The complete prospectus for the Butterfield Offering follows immediately. After the prospectus for the Butterfield Offering are the following alternate pages for each of the Kruse Offering, the Billpoint Offering, the alando Offering and the Benchmark Offering: a front cover page; a "Selling Stockholders" section; and a back cover page. All other pages of the prospectus for the Butterfield Offering are to be used for the Butterfield Offering, the Kruse Offering, the Billpoint Offering, the alando Offering and the Benchmark Offering.

                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-88205
                                   eBAY INC.

                                 663,682 Shares

                                  Common Stock

 The Selling Stockholders: The selling stockholders identified in this prospectus are selling 663,682 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

 Offering Price:           The selling stockholders may sell the shares of
                           common stock described in this prospectus in a
                           number of different ways and at varying prices. We
                           provide more information about how they may sell
                           their shares in the section titled "Plan of
                           Distribution" on page 22.

 Trading Market:           Our common stock is listed on the Nasdaq National
                           Market under the symbol "EBAY." On October 26, 1999,
                           the closing sale price of our common stock, as
                           reported on the Nasdaq National Market, was $152.

 Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

   The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 27, 1999

   eBay(R) and the eBay logo are our registered trademarks. This prospectus also includes trade dress, trade names and trademarks of other companies. Our use or display of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with the trademark or trade dress owners.

                               PROSPECTUS SUMMARY

   The following is a summary of our business. You should carefully read the section entitled "Risk Factors" in this prospectus, our Annual Report on Form 10-K for the year ended December 31, 1998, our Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1999 and June 30, 1999 and our Current Reports on Form 8-K filed in May, June, July and September, 1999 for more information on our business and the risks involved in investing in our stock.

   In addition to the historical information contained in this prospectus, this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans" and similar expressions. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors" beginning on page 4 of this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in our Annual Report and Quarterly Reports contain a discussion of some of the factors that could contribute to those differences.

                                      eBay

Overview

   We pioneered online person-to-person trading by developing a Web-based community in which buyers and sellers are brought together in an efficient and entertaining auction format to buy and sell personal items such as antiques, coins, collectibles, computers, memorabilia, stamps and toys. The eBay service permits sellers to list items for sale, buyers to bid on items of interest and all eBay users to browse through listed items in a fully-automated, topically-arranged, intuitive and easy-to-use online service that is available 24-hours-a-day, seven-days-a-week. We have extended our online offerings with the acquisitions of alando, an international online person-to-person trading community, and Billpoint, a provider of online billing and payment solutions. Recently, we have expanded beyond our online origins into the traditional auction business with our acquisitions of Butterfield & Butterfield and Kruse International.

   Our online business model is significantly different from many existing online auction and other electronic commerce businesses. Because individual sellers, rather than eBay, sell the items listed, we have no procurement, carrying or shipping costs and no inventory risk. Our rate of expense growth is primarily driven by increases in personnel, expenditures for advertising and promotion and depreciation on site hardware and software. We intend to continue investing in site infrastructure and expect to increase our expenses significantly, in particular our advertising, promotion and personnel expenses, in an effort to maintain revenue growth. We remain committed to a long-term growth strategy that combines the best elements of community and e-commerce, and we will continue to invest prudently but aggressively to maintain our leadership role in online personal trading.

   We were formed as a sole proprietorship in September 1995, incorporated in California in May 1996 and reincorporated in Delaware in April 1998. Our principal executive offices are located at 2125 Hamilton Avenue, San Jose, California 95125. Our telephone number is (408) 558-7400 and our website is located at www.ebay.com. Information contained on our website is not a part of this prospectus.

Acquisitions

Butterfield & Butterfield

   On May 28, 1999, we acquired Butterfield & Butterfield Auctioneers Corporation, a Delaware corporation and all affiliated entities under common control including: Butterfield Credit Corporation Inc., 111 Potrero Partners, LLC and HBJ Partners, LLC. We collectively refer to these companies in this prospectus as B&B or the B&B Companies. The aggregate consideration exchanged for the merger was 1,327,370 shares of our common stock. The merger has been accounted for as a pooling of interests. In April 1999, B&B withdrew its registration statement for its initial public offering. Accordingly, in the second quarter of 1999, we recorded a charge of approximately $2.6 million related to the costs of the withdrawn offering. These amounts are included in merger related costs on the condensed consolidated statement of income.

Kruse International

   On May 18, 1999, we acquired Kruse, Inc., d/b/a Kruse International, and all affiliated entities under common control including: Auburn Cordage, Inc., ACD Auto Sales, Inc., Reppert School of Auctioneering, Inc. and Classic Advertising & Promotions, Inc., each an Indiana corporation. We collectively refer to these companies in this prospectus as Kruse or the Kruse Companies. The Kruse Companies conduct auctions, perform appraisal services and auctioneering training for classic car auctions in various locations in the United States, England, Germany and the Netherlands. The aggregate consideration exchanged for the merger was 787,312 shares of our common stock for all shares of capital stock of the Kruse Companies. We accounted for the merger as a pooling of interests.

Billpoint

   On May 25, 1999, we acquired Billpoint, Inc., a California corporation. Billpoint has developed a centralized, turnkey authorization, billing and payment fulfillment solution that permits individuals and small merchants to accept credit cards as payment for Internet-based sales transactions. Billpoint's service is expected to derive revenues based upon a variety of fee arrangements, including percentage-of-transaction, fixed-fee per transaction and flat monthly rates. In connection with the merger, we issued a total of approximately 525,000 shares of our common stock to the existing shareholders of Billpoint as consideration for all shares of capital stock of Billpoint, and all options and warrants to purchase shares of common stock of Billpoint outstanding immediately prior to the consummation of the merger were converted into options and warrants to purchase shares of our common stock. We accounted for the merger as a pooling of interests.

alando

   On June 15, 1999, we acquired alando.de.AG. alando is Germany's leading online person-to-person trading community. The aggregate consideration exchanged for the merger was 316,000 shares of our stock. We accounted for the merger as a pooling of interests.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history

   Our company was formed as a sole proprietorship in September 1995 and we incorporated in May 1996. We have only a limited operating history on which you can base an evaluation of our business and prospects. As an online commerce company in the early stage of development, we face increased risks, uncertainties, expenses and difficulties. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. To address these risks and uncertainties, we must do the following:

  . maintain and increase our number of registered users, items listed on our service and completed auctions;

  .  maintain and grow our website and customer operations;

  .  continue to make trading through our service safer for users;

  .  maintain and enhance our brand;

  .  successfully execute our business and marketing strategy;

  . continue to develop and upgrade our technology and information processing systems;

  .  continue to enhance our service to meet the needs of a changing market;

  .  provide superior customer service;

  .  respond to competitive developments; and

  .  attract, integrate, retain and motivate qualified personnel.

   We may be unable to accomplish one or more of these things, which could cause our business to suffer. In addition, accomplishing one or more of these things might be very expensive, which could harm our financial results.

Our operating results may fluctuate

   Our operating results have varied on a quarterly basis during our short operating history. Our operating results may fluctuate significantly as a result of a variety of factors, many of which are outside our control. Factors that may affect our quarterly operating results include the following:

  . our ability to retain an active user base, to attract new users who list items for sale and who complete transactions through our service and to maintain customer satisfaction;

  . our ability to keep our website operational and to manage the number of items listed on our service;

  . federal, state or local government regulation, including investigations prompted by items improperly listed or sold by our users;

  . the introduction of new sites, services and products by us or our competitors;

  .  volume, size, timing and completion rate of trades on our website;

  .  consumer confidence in the security of transactions on our website;

  . our ability to upgrade and develop our systems and infrastructure to accommodate growth;

  .  technical difficulties or service interruptions;

  . the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure;

  .  our ability to attract new personnel in a timely and effective manner;

  . our ability to retain key employees in both our online businesses and our new acquisitions;

  . the ability of our land-based auction businesses to acquire high quality properties for auction;

  . the timing, cost and availability of advertising in traditional media and on other websites and online services;

  .  the timing of marketing expenses under existing contracts;

  .  consumer trends and popularity of some categories of collectible items;

  .  the success of our brand building and marketing campaigns;

  .  the level of use of the Internet and online services;

  . increasing consumer acceptance of the Internet and other online services for commerce and, in particular, the trading of products such as those listed on our website; and

  . general economic conditions and economic conditions specific to the Internet and electronic commerce industries.

   Our limited operating history and the emerging nature of the markets in which we compete make it difficult for us to forecast our revenues or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful and you should not rely upon them as an indication of future performance. We do not have backlog, and almost all of our net revenues each quarter come from auctions that are listed and completed during that quarter. Our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In that event, the trading price of our common stock would almost certainly decline.

Our failure to manage growth could harm us

   We currently are experiencing a period of significant expansion in our headcount, facilities and infrastructure and we anticipate that further expansion will be required to address potential growth in our customer base and market opportunities. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources. The areas that are put under severe strain by our rate of growth include the following:

  . The Website. We must constantly add new hardware, update software and add new engineering personnel to accommodate the increased use of our website. If we are unable to increase the capacity of our systems at least as fast as the growth in demand for this capacity, our website may become unstable and may cease to operate for periods of time. We have experienced periodic unscheduled downtime. Continued unscheduled downtime could harm our business and also could anger users of our website and reduce future revenues.

  . Customer Support. We must expand our customer support operations to accommodate the increased number of users and transactions on our website. If we are unable to hire and successfully train sufficient employees or contractors in this area, users of our website may have negative experiences and current and future revenues could suffer.

  . Customer Accounts. Our revenues are dependent on prompt and accurate billing processes. If we are unable to grow our transaction processing abilities to accommodate the increasing number of transactions that must be billed, our ability to collect revenue will be harmed.

   We must continue to hire, train and manage new employees at a rapid rate. The majority of our employees today have been with us less than one year and we expect that our rate of hiring will continue at a very high pace. If our new hires are not good hires, or if we are unsuccessful in training and integrating these new employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to improve our transaction processing, operational and financial systems, procedures and controls. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. We may be unable to hire, train, retain and manage required personnel or to identify and take advantage of existing and potential strategic relationships and market opportunities.

We may not maintain profitability

   We believe that our continued profitability and growth will depend in large part on our ability to do the following:

  .  maintain sufficient transaction volume to attract buyers and sellers;

  . manage the costs of our business, including the costs associated with maintaining and developing our website, customer support and international expansion;

  .  increase our brand name awareness; and

  .  provide our customers with superior community and trading experiences.

   We are investing heavily in marketing and promotion, customer support, further development of our website, technology and operating infrastructure development. The costs of these investments have reduced our margins and are expected to remain significant into the future. In addition, we have significant ongoing commitments in some of these areas. As a result, we may be unable to adjust our spending rapidly enough to compensate for any unexpected revenue shortfall, which may harm our profitability. The emergence of competitors, many of whom are offering free auctions to users, limits our ability to raise user fees in response to declines in profitability. In addition, we are spending in advance of anticipated growth, which may also harm our profitability. Our historic growth rates are not sustainable and we expect in the near term that our costs, particularly those related to site operations, customer support, other infrastructure and our international, regional and premium initiatives, will increase substantially. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely upon our historical results as indications of our future performance.

Acquisitions could result in dilution, operating difficulties and other harmful consequences

   If appropriate opportunities present themselves, we intend to acquire businesses, technologies, services or products that we believe are strategic. We recently completed the four acquisitions described earlier in this prospectus. The process of integrating any acquisition may create unforeseen operating difficulties and expenditures and is itself risky. The areas where we may face difficulties include:

  . diversion of management time (both ours and at the acquired companies) during the period of negotiation through closing and further diversion of such time after closing from focus on operating the businesses to issues of integration and future products;

  . decline in employee morale and retention issues resulting from changes in compensation, reporting relationships, future prospects, or the direction of the business;

  . the need to integrate each company's accounting, management information, human resource and other administrative systems to permit effective management and the lack of control if such integration is delayed or not implemented; and

  . the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had been smaller, private companies.

   We have almost no experience in managing this integration process. Most of our acquisitions to date have involved either family run companies or very early stage companies, which may exacerbate these integration issues. Moreover, the anticipated benefits of any or all of these acquisitions may not be realized. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could harm our business. Future acquisitions may require us to obtain additional equity or debt financing, which may not be available on favorable terms or at all. Even if available, this financing may be dilutive.

The inability to expand our systems may limit our growth

   We seek to generate a high volume of traffic and transactions on our service. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our revenues depend on the number of items listed by users, the volume of user auctions that are successfully completed and the final prices paid for the items listed. If the volume of traffic on our website or the number of auctions being conducted by customers continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or to timely expand and upgrade our systems and infrastructure to accommodate any increases.

   We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to accommodate the level of use of our website. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience on our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

System failures could harm our business

   We have experienced system failures from time to time. Our website has been interrupted for periods of up to 22 hours. In addition to placing increased burdens on our engineering staff, these outages create a flood of user questions and complaints that must be responded to by our customer support personnel. Any unscheduled interruption in our service results in an immediate loss of revenues that can be substantial and may cause some users to switch to our competitors. If we experience frequent or persistent system failures, our reputation and brand could be permanently harmed. We are currently taking steps to increase the reliability and redundancy of our system. These steps are expensive and may not be successful in reducing the frequency or duration of unscheduled downtime.

   Substantially all of our computer hardware for operating our service currently is located at the facilities of Exodus Communications, Inc. in Santa Clara, California. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at the Exodus facility could result in interruptions in our services. In addition, the failure by Exodus to provide our required data communications capacity could result in interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Interruptions in our service will reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable.

Unauthorized break-ins to our service could harm our business

   Our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete customer auctions. In addition, unauthorized persons may improperly access our data. We have experienced an unauthorized break-in by a "hacker" who has stated that he can in the future damage or change our system or take confidential information. Any actions like these by this or any other individual could harm us. Actions like these may be very expensive to remedy and could damage our reputation and discourage new and existing users from using our service.

Our business may be harmed by the listing or sale by our users of illegal items

   The law relating to the liability of providers of online services for the activities of their users on their service is currently unsettled. We are aware that certain goods, such as firearms, other weapons, adult material, tobacco products, alcohol and other goods that may be subject to regulation by local, state or federal authorities, have been listed and traded on our service. We may be unable to prevent the sale of unlawful goods, or the sale of goods in an unlawful manner, by users of our service, and we may be subject to civil or criminal liability for unlawful activities carried out by users through our service. In order to reduce our exposure to this liability, we have prohibited the listing of certain items and increased the number of personnel reviewing questionable items. We may in the future implement other protective measures that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred as a result of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods, could harm our business. In addition, we have received significant and continuing media attention relating to the listing or sale of unlawful goods on our website. A continuation of this negative publicity could damage our reputation and diminish the value of our brand name. It also could make users reluctant to continue to use our services.

Our business may be harmed by the listing or sale by our users of pirated items

   We have received in the past, and we anticipate we will receive in the future, communications alleging that certain items listed or sold through our service by our users infringe third-party copyrights, trademarks and tradenames or other intellectual property rights. Although we have actively sought to work with the content community to eliminate infringing listings on our website, some content owners have expressed the view that our efforts are insufficient. An allegation of infringement of third-party intellectual property rights may result in litigation against us. Any such litigation could be costly for us, could result in increased costs of doing business through adverse judgment or settlement, could require us to change our business practices in expensive ways, or could otherwise harm our business.

Our business may be harmed by fraudulent activities on our website

   Our future success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. We have received in the past, and anticipate that we will receive in the future, communications from users who did not receive the purchase price or the goods that were to have been exchanged. While we can suspend the accounts of users who fail to fulfill their delivery obligations to other users, we do not have the ability to require users to make payments or deliver goods or otherwise make users whole other than through our limited insurance program. Other than through this program, we do not compensate users who believe they have been defrauded by other users. We also periodically receive complaints from buyers as to the quality of the goods purchased. Negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and diminish the value of our brand name. We expect to continue to receive requests from users requesting reimbursement or threatening legal action against us if no reimbursement is made. This sort of litigation could be costly for us, divert management attention, result in increased costs of doing business, lead to adverse judgments or could otherwise harm our business.

Government inquiries may lead to charges or penalties

   On January 29, 1999, we received requests to produce certain records and information to the federal government relating to an investigation of possible illegal transactions in connection with our website. We have been informed that the inquiry includes an examination of our practices with respect to these transactions. We have provided further information in connection with this ongoing inquiry. In order to protect the investigation, the court has ordered that no further public disclosures be made with respect to the matter. Should this or any other investigation lead to civil or criminal charges against us, we would likely be harmed by negative publicity, the costs of litigation, the diversion of management time and other negative effects, even if we ultimately prevail. Our business would certainly suffer if we were not to prevail in any action like this. Even the process of providing records and information can be expensive, time consuming and result in the diversion of management attention.

   A large number of transactions occur on our website. As a result, we believe that government regulators have received a substantial number of consumer complaints about us which, while small as a percentage of our total transactions, are large in aggregate numbers. As a result, we have from time to time been contacted by various federal, state and local regulatory agencies and been told that they have questions with respect to the adequacy of the steps we take to protect our users from fraud. For example, the City of New York-- Department of Consumer Affairs received complaints from users about transactions on our website. In investigating these complaints, the Department of Consumer Affairs requested information about us and these transactions. We have provided the requested information. We are likely to receive additional inquiries from regulatory agencies in the future, which may lead to action against us. We have responded to all inquiries from regulatory agencies by describing our current and planned antifraud efforts. If one or more of these agencies is not satisfied with our response to current or future inquiries, the resultant investigations and potential fines or other penalties could harm our business.

Some of our businesses are subject to regulation and others may be in the future

   Both B&B and Kruse are subject to regulation in some jurisdictions governing the manner in which live auctions are conducted. Both are required to obtain licensure in these jurisdictions with respect to their business or to permit the sale of categories of items (e.g. wine, automobiles, real estate). These licenses generally must be renewed regularly and are subject to revocation for violation of law, violation of the regulations governing auctions in general or the sale of the particular item and other events. If either company was unable to renew a license or had a license revoked, its business would be harmed. In addition, changes to the regulations or the licensure requirements could increase the complexity and the cost of doing auctions, thereby harming us.

   As our activities and the types of goods listed on our site expand, state regulatory agencies may claim that we are subject to licensure in their jurisdiction. These claims could result in costly litigation or could require us to change our manner of doing business in ways that increase our costs or reduce our revenues or force us to prohibit listings of certain items. We could also be subject to fines or other penalties. Any of these outcomes could harm us. Furthermore, businesses that handle consumers' funds are potentially subject to numerous regulations, including those related to banking, credit cards, escrow, fair credit reporting and others. Billpoint is a new business with a relatively novel approach to facilitating payments. It is not yet known how regulatory agencies will treat Billpoint. The cost and complexity of Billpoint's business may increase if certain regulations are deemed to apply to its business.

We are subject to risks associated with information disseminated through our service

   The law relating to the liability of online services companies for information carried on or disseminated through their services is currently unsettled. Claims could be made against online services companies under both United States and foreign law for defamation, libel, invasion of privacy, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their services. Several private lawsuits seeking to impose liability upon other online services companies currently are pending. In addition, federal, state and foreign legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. Our service features a Feedback Forum, which includes information from users regarding other users. Although all such feedback is generated by users and not by us, it is possible that a claim of defamation or other injury could be made against us for content posted in the Feedback Forum. Claims like these become more likely and have a higher probability of success as we expand internationally. If we become liable for information provided by our users and carried on our service, we could be directly harmed and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources and/or to discontinue certain service offerings. In addition, the increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. We carry liability insurance, but it may not be adequate to fully compensate us if we become liable for information carried on or through our service. Any costs incurred as a result of this liability or asserted liability could harm our business.

We are subject to intellectual property litigation

   On March 23, 1999, we were sued by Network Engineering Software, Inc. in the U.S. District Court for the Northern District of California for our alleged willful and deliberate violation of a patent. The suit seeks unspecified monetary damages as well as an injunction against our operations. It also seeks treble damages and attorneys' fees and costs. We have answered, denying these allegations and alleging that the patent is invalid. Discovery has commenced and we have filed a summary judgment motion seeking to invalidate certain claims in the patent. The court has determined that this motion was not timely filed and we have filed a new summary judgment motion seeking to invalidate the patent. We believe that we have meritorious defenses against this suit and intend to vigorously defend ourselves. We could be forced to incur material expenses during this defense and in the event we were to lose this suit, our business would be harmed.

   On September 1, 1999, we were served with a lawsuit filed by Randall Stoner, on behalf of the general public, in San Francisco Superior Court (No. 305666). The lawsuit alleges that we violated Section 17200 of the California Business & Professions Code, a statute that relates to unfair competition, based upon the listing of "bootleg" or "pirate" recordings by our users, allegedly in violation of California penal statutes relating to the sale of unauthorized audio recordings. The lawsuit seeks declaratory and injunctive relief, restitution and legal fees. We have filed a general demurrer. We believe we have meritorious defenses to this lawsuit and intend to defend ourselves vigorously. However, even if successful, this defense could be costly and, if we were to lose this lawsuit, our business could be harmed.

   Other third parties have from time to time claimed and may claim in the future that we have infringed their past, current or future technologies. We expect that participants in our markets increasingly will be subject to infringement claims as the number of services and competitors in our industry segment grows. Any claim like this, whether meritorious or not, could be time-consuming, result in costly litigation, cause service upgrade delays or require us to enter into royalty or licensing agreements. These royalty or licensing agreements might not be available on acceptable terms or at all. As a result, any claim like this could harm our business.

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

Our stock price has been and may continue to be extremely volatile

   The trading price of our common stock has been and is likely to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  .  actual or anticipated variations in our quarterly operating results;

  .  unscheduled system downtime;

  .  additions or departures of key personnel;

  . announcements of technological innovations or new services by us or our competitors;

  .  changes in financial estimates by securities analysts;

  .  conditions or trends in the Internet and online commerce industries;

  .  the emergence of online securities trading;

  . changes in the market valuations of other Internet or online service companies;

  .  developments in Internet regulations;

  . announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

  .  sales of our common stock or other securities in the open market; and

  .  other events or factors that may be beyond our control.

   In addition, the trading price of Internet stocks in general, and ours in particular, have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The valuations of many Internet stocks, including ours, are extraordinarily high based on conventional valuation standards such as price to earnings and price to sales ratios. The trading price of our common stock has increased enormously from the initial public offering price. These trading prices and valuations may not be sustained. Any negative change in the public's perception of the prospects of Internet or e-commerce companies could depress our stock price regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions such as recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. In the past, following declines in the market price of a company's securities, securities class-action litigation often has been instituted against the company. Litigation of this type, if instituted, could result in substantial costs and a diversion of management's attention and resources.

New and existing regulations could harm our business

   We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards online services. However, due to the increasing popularity and use of the Internet and online services, it is possible that laws and regulations will be adopted with respect to the Internet or online services. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. In addition, numerous states, including the State of California, where our headquarters are located, have regulations regarding how "auctions" may be conducted and the liability of

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

"auctioneers" in conducting such auctions. No legal determination has been made with respect to the applicability of the California regulations to our business to date and little precedent exists in this area. One or more states may attempt to impose these regulations upon us in the future, which could harm our business. In addition, as the nature of the products listed by our users changes, we may become subject to new regulatory restrictions.

   Several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from users and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our services are accessible worldwide, and we facilitate sales of goods to users worldwide, foreign jurisdictions may claim that we are required to comply with their laws. As we expand our international activities, we will become obligated to comply with these laws. Compliance may be more costly or may require us to change our business practices or restrict our service offerings relative to those in the United States. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services.

   In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states we are actually conducting business. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business.

Our business has been seasonal

   Our results of operations historically have been somewhat seasonal in nature because many of our users reduce their activities on our website during the Thanksgiving and Christmas holidays and with the onset of good weather. We expect the growth rate of our revenue in the second and subsequent quarters will be significantly below our first quarter growth rate. Both B&B and Kruse have significant quarter to quarter variations in their results depending on the timing of auctions and the availability of high quality items from large collections and estates. B&B typically has its best operating results in the traditional fall and spring auction seasons and has historically incurred operating losses in the first and third quarters. Kruse typically sees a seasonal peak in operations in the third quarter. Seasonal or cyclical variations in our business may become more pronounced over time and may harm our results of operations in the future.

We are dependent on the continued growth of the online person-to-person commerce market

   The market for the sale of goods over the Internet, particularly through person-to-person trading, is a new and emerging market. Our future revenues and profits will be substantially dependent upon the widespread acceptance of the Internet and online services as a medium for commerce by consumers. Rapid growth in the use of and interest in the Web, the Internet and online services is a recent phenomenon. This acceptance and use may not continue. Even if the Internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of consumers will not adopt the Internet as a medium of commerce. In particular, our website requires users to make publicly available their e-mail addresses and other personal information that some potential users may be unwilling to provide. These concerns may increase as additional publicity over privacy issues on eBay or generally over the Internet increase. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In order to expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods.

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There are many risks associated with international operations

   We are expanding internationally. We recently acquired alando, a leading German person-to-person trading company. Expansion into international markets will require management attention and resources. We have limited experience in localizing our service to conform to local cultures, standards and policies. We may have to compete with local companies who understand the local market better than we do. We may not be successful in expanding into international markets or in generating revenues from foreign operations. Even if we are successful, the costs of operating internationally are expected to exceed our international revenues for at least 12 months in most countries. As we continue to expand internationally, we are subject to risks of doing business internationally, including the following:

  . regulatory requirements, including regulation of "auctions," that may limit or prevent the offering of our services in local jurisdictions;

  . legal uncertainty regarding liability for the listings of our users, including less Internet friendly basic law and unique local laws;

  .  government-imposed limitations on the public's access to the Internet;

  .  difficulties in staffing and managing foreign operations;

  . longer payment cycles, different accounting practices and problems in collecting accounts receivable;

  .  cultural nonacceptance of online auctions;

  .  political instability;

  .  seasonal reductions in business activity;

  .  potentially adverse tax consequences; and

  . administrative burdens in collecting local taxes, including value-added taxes.

   Some of these factors may cause our international costs to exceed our domestic costs of doing business. To the extent we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in collecting accounts receivable and risks relating to foreign currency exchange rate fluctuations.

Our business may be subject to sales and other taxes

   We do not collect sales or other similar taxes on goods sold by users through our service. One or more states may seek to impose sales tax collection obligations on companies such as ours that engage in or facilitate online commerce. Several proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish our opportunity to derive financial benefit from our activities. The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on our income, if any, or from collecting taxes that are due under existing tax rules. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the exchange of merchandise on our system would harm our business.

We are dependent on key personnel

   Our future performance will be substantially dependent on the continued services of our senior management and other key personnel. Our future performance also will depend on our ability to retain and motivate our other officers and key employees. The loss of the services of any of our executive officers or other key employees could harm our business. We do not have long-term employment agreements with any of our

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

key personnel and we do not maintain any "key person" life insurance policies. Our new businesses are all dependent on attracting and retaining key employees. The land-based auction businesses are particularly dependent on specialists and senior management because of the relationships these individuals have established with sellers who consign property for sale at auction. Dean Kruse is particularly important to Kruse. The loss of any of these individuals could result in the loss of significant future business and would harm us. Such personnel are in great demand by other auction companies. In addition, employee turnover frequently increases during the period following an acquisition as employees evaluate possible changes in compensation, culture, reporting relationships, and the direction of the business. Such increased turnover could increase our costs and reduce our future revenues. Our future success also will depend on our ability to attract, train, retain and motivate highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense, especially for engineers and especially in the San Francisco Bay Area, and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. In making employment decisions, particularly in the Internet and high-technology industries, job candidates often consider the value of the stock options they are to receive in connection with their employment. Fluctuations in our stock price may make it more difficult to retain and motivate employees whose stock option strike prices are substantially above current market prices.

Our new land-based auction businesses need to continue to acquire properties

   The businesses of B&B and Kruse are both dependent on the continued acquisition of high quality auction properties from sellers. Their future success will depend in part on their ability to maintain an adequate supply of high quality auction property, particularly fine and decorative arts and collectibles and collectible automobiles, respectively. There is intense competition for these pieces with other auction companies and dealers. In addition, a small number of key senior management and specialists maintain the relationships with the primary sources of auction property and the loss of any of these individuals could harm the business of B&B and Kruse.

Our new land-based auction businesses could suffer losses from price guarantees, advances or rescissions of sales

   In order to secure high quality auction properties from sellers, B&B and Kruse may give a guaranteed minimum price or a cash advance to a seller, based on the estimated value of the property. If the auction proceeds are less than the amount guaranteed, or less than the amount advanced and the seller does not repay the difference, the company involved will suffer a loss. In addition, under certain circumstances a buyer who believes that an item purchased at auction does not have good title, provenance or authenticity may rescind the purchase. Under these circumstances, the company involved will lose its commissions and fees on the sale even if the seller, in accordance with the terms and conditions of sale, in turn accepts back the item and returns the funds he or she received from the sale.

We acquired real property with some of our new businesses

   In connection with the acquisition of Kruse and B&B we acquired real property including land, buildings and interests in partnerships holding land and buildings. We have no experience in managing real property. Ownership of this property subjects us to new risks, including:

  . the possibility of environmental contamination and the costs associated with fixing any environmental problems;

  . the possible need for structural improvements in order to comply with zoning, seismic, disability act or other requirements; and

  .  possible disputes with tenants, partners or others.

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

Our market is intensely competitive

   The market for person-to-person trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software. We currently or potentially compete with a number of other companies. Our direct competitors include various online person-to-person auction services, including Yahoo! Auctions, Amazon.com, the Fairmarket Auction Network, Disney/Infoseek and a number of other small services, including those that serve specialty or regional markets such as CityAuction. We currently believe that more than 500 companies are using an auction format for consumer-to-consumer or business-to-consumer sales. In mid-September, Fairmarket, a provider of auction software and services, announced that it had assembled an auction network including Microsoft's MSN, Excite@Home, Dell Computer, ZD Net, Lycos and more than 100 others. Listings from all of these companies would be aggregated and available at each member's site. We also compete indirectly with business-to-consumer online auction services such as Onsale, First Auction, Surplus Auction and uBid. Traditional auction companies such as Sotheby's are offering or have announced plans to create Internet auction sites. We potentially face competition from a number of large online communities and services that have expertise in developing online commerce and in facilitating online person-to-person interaction. Other large companies with strong brand recognition and experience in online commerce, such as Cendant Corporation, QVC, USA Network and large newspaper or media companies, also may seek to compete in the online auction market.

The principal competitive factors in our market include the following:

  .  volume of transactions and selection of goods;

  .  community cohesion and interaction;

  .  system reliability;

  .  customer service;

  .  reliability of delivery and payment by users;

  .  brand recognition;

  .  website convenience and accessibility;

  .  level of service fees; and

  .  quality of search tools.

   Current and potential competitors have longer company operating histories, larger customer bases and greater brand recognition in other business and Internet markets than we do. Some of these competitors also have significantly greater financial, marketing, technical and other resources. Other online trading services may be acquired by, receive investments from or enter into other commercial relationships with larger, well established and well financed companies. As a result, some of our competitors with other revenue sources may be able to devote more resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to website and systems development than we are able to. Increased competition may result in reduced operating margins, loss of market share and diminished value of our brand. Some of our competitors have offered services for free and others may do this as well. We may be unable to compete successfully against current and future competitors.

   In order to respond to changes in the competitive environment, we may, from time to time, make pricing, service or marketing decisions or acquisitions that could harm our business. For example, we implemented an insurance program that generally insures items up to a value of $200, with a $25 deductible, for users with a non-negative feedback rating at no cost to the user. The financial impact of this insurance program is not yet known. New technologies may increase the competitive pressures by enabling our competitors to offer a lower cost service. Some Web-based applications that direct Internet traffic to certain websites may channel users to trading services that compete with us.

   Although we have established Internet traffic arrangements with several large online services and search engine companies, these arrangements may not be renewed on commercially reasonable terms. Even if these arrangements are renewed, they may not result in increased usage of our service. In addition, companies that control access to transactions through network access or Web browsers could promote our competitors or charge us substantial fees for inclusion.

   The land-based auction business is intensely competitive. B&B competes with two larger and better known auction companies, Sotheby's Holdings, Inc. and Christie's International plc, as well as numerous regional auction companies. To the extent that these companies increase their focus on the middle market properties that form the core of B&B's business, its business may suffer. Kruse is subject to competition from numerous regional competitors. In addition, competition with Internet based auctions may harm the land-based auction business. Although Billpoint's business is new, several companies are beginning to enter this market and large competitors, including banks and credit card companies, may become competitors.

Our business is dependent on the development and maintenance of the Web infrastructure

   The success of our service will depend largely on the development and maintenance of the Web infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and the online exchange of information is new and evolving, we cannot predict whether the Web will prove to be a viable commercial marketplace in the long term. The Web has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the Web continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the Web infrastructure may be unable to support the demands placed on it. In addition, the performance of the Web may be harmed by increased users or bandwidth requirements.

   The Web has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it could face outages and delays in the future. This might include outages and delays resulting from the "Year 2000" problem. These outages and delays could reduce the level of Web usage as well as the level of traffic and the processing of auctions on our service. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. The infrastructure and complementary products or services necessary to make the Web a viable commercial marketplace for the long term may not be developed successfully or in a timely manner. Even if these products or services are developed, the Web may not become a viable commercial marketplace for services such as those that we offer.

Our business could be harmed by Year 2000 compliance issues

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the "Year 2000" requirements. We have reviewed our internal programs and have determined that there are no significant Year 2000 issues within our systems or services. We have completed modifications to our internal systems to fix identified Year 2000 issues in an attempt to ensure Year 2000 compliance. The costs of these modifications have not been material and have involved a reallocation of internal resources rather than incremental expenditures.

   Although we believe that our own software is Year 2000 compliant, we may be wrong. If we are wrong, we could face unexpected expenses to fix the problem or unanticipated website outages, either of which would harm our business. We use third-party equipment and software that may not be Year 2000 compliant. Following a website outage in June 1999, we undertook a comprehensive site review including a further review of our website for Year 2000 compliance. This review identified certain software "patches" for third party software that needed to be implemented for Year 2000 compliance. The process of implementing these patches is ongoing and it is expected to be completed during November 1999. The cost of this implementation is not expected to be material and is being accomplished through a reallocation of internal resources. We are also conducting a further review of third party software and embedded systems used in our online auction business. Internal testing of our site is expected to be completed in November 1999. In connection with our acquisitions of each of our newly acquired businesses, we received representations and warranties that the systems and software of these businesses are Year 2000 compliant. We are reviewing the Year 2000 status of the software and systems of our newly acquired businesses. We expect that the incremental cost of all of these reviews will not exceed $200,000. The cost of a full test of our site and of any necessary upgrades or changes cannot currently be precisely estimated but is not currently expected to exceed $1,000,000.

   We may be harmed if necessary upgrades or changes are not identified, or if identified are not timely and successfully implemented at an acceptable cost. We also may be harmed by Year 2000 problems at our vendors and business partners. For example, we rely on credit card companies to collect the majority of our revenues from users. Due to the nature of the credit card system, some industry analysts have questioned the effect of the year 2000 on credit card processing and billing. Failure of our credit card vendors or other third-party equipment or software vendors to properly process dates for the year 2000 and thereafter could require us to incur unanticipated expenses in seeking alternative means of payment or hardware or software replacements. It also could result in loss of revenues or unanticipated eBay website outages. Our marketing efforts are also dependent on the continued operation of Internet portals and other Internet sites on which we advertise.

   Although we have developed contingency plans with respect to collecting payment under these circumstances, we are unable to make contingency plans if any significant number of the computers constituting the Internet fail to process dates properly for the year 2000 and there is a systemwide slowdown or breakdown. Our business is dependent on the continued successful operation of the Internet. Any interruption or significant degradation of Internet operations due to Year 2000 problems could harm our business.

Our business is subject to online commerce security risks

   A significant barrier to online commerce and communications is the secure transmission of confidential information over public networks. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business. Currently, a significant number of our users authorize us to bill their credit card accounts directly for all transaction fees charged by us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. Any such compromise of our security could harm our reputation and, therefore, our business. In addition, a party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. An individual has claimed to have misappropriated some of our confidential information by breaking into our computer system. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches like the recent one could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

We must keep pace with rapid technological change to remain competitive

   The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. These market characteristics are worsened by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer Web-based products and services. Our future success therefore will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service. Our failure to adapt to such changes would harm our business. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

We need to develop new services, features and functions in order to expand

   We plan to expand our operations by developing new or complementary services, products or transaction formats or expanding the breadth and depth of services. We may be unable to expand our operations in a cost-effective or timely manner. Even if we do expand, we may not maintain or increase our overall market acceptance. If we launch a new business or service that is not favorably received by consumers, it could damage our reputation and diminish the value of our brand. We anticipate that future services may include pre-and post-trade services, including the following:

  .  the scanning and uploading of photographs of listed items;

  .  authentication and appraisal; and

  .  arrangements to facilitate shipment of products.

   We may pursue strategic relationships with third parties to provide many of these services. By using third parties to deliver these services, we may be unable to control the quality of these services and our ability to address problems if any of these third parties fails to perform adequately will be reduced. Expanding our operations in this manner also will require significant additional expenses and development, operations and other resources and will strain our management, financial and operational resources. The lack of market acceptance of any new services could harm our business.

Our growth will depend on our ability to develop our brand

   We believe that our historical growth has been largely attributable to word of mouth. We have benefited from frequent and high visibility media exposure both nationally and locally. We do not expect the frequency or quality of this media exposure to continue. However, we believe that continuing to strengthen our brand will be critical to achieving widespread acceptance of our service. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to provide high quality services. In order to promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. Brand promotion activities may not yield increased revenues, and even if they do, any increased revenues may not offset the expenses we incurred in building our brand. If we do attract new users to our service, they may not conduct transactions over our service on a regular basis. If we fail to promote and maintain our brand or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, our business would be harmed.

We may be unable to protect or enforce our intellectual property rights adequately

   We regard the protection of our copyrights, service marks, trademarks, trade dress and trade secrets as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights in products and services. We have entered into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with parties with which we conduct business in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology or deter independent third-party development of similar technologies. We pursue the registration of our trademarks and service marks in the U.S. and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation. We also rely on certain technologies that we license from third parties, such as Oracle Corporation, Microsoft and Sun Microsystems Inc., the suppliers of key database technology, the operating system and specific hardware components for our service. These third-party technology licenses may not continue to be available to us on commercially reasonable terms. The loss of this technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost.

Our business is subject to consumer trends and discretionary consumer spending

   We derive most of our revenues from fees received from sellers for listing products for sale on our service and fees received from successfully completed auctions. Our future revenues will depend upon continued demand for the types of goods that are listed by users of our service. The popularity of certain categories of items, such as toys, dolls and memorabilia, among consumers may vary over time due to perceived scarcity, subjective value, and societal and consumer trends in general. A decline in the popularity of, or demand for, certain collectibles or other items sold through our service could reduce the overall volume of transactions on our service, resulting in reduced revenues. In addition, consumer "fads" may temporarily inflate the volume of certain types of items listed on our service, placing a significant strain upon our infrastructure and transaction capacity. These trends also may cause significant fluctuations in our operating results from one quarter to the next. Any decline in demand for the goods offered through our service as a result of changes in consumer trends could harm our business. A decline in consumer spending would harm our new land-based auction businesses. Sales of fine and decorative art, collectable cars and other collectibles would be adversely affected by a decline in discretionary consumer spending, especially for luxury items. Changes in buyer's tastes, economic conditions or consumer trends could cause declines in the number or dollar volume of items auctioned and thereby harm the business of these companies.

Some anti-takeover provisions may affect the price of our common stock

   The Board of Directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the preferences, rights and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of common stock may be harmed by the rights of the holders of any preferred stock that may be issued in the future. Some provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. These include provisions that provide for a classified Board of Directors, prohibit stockholders from taking action by written consent and restrict the ability of stockholders to call special meetings. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder, unless certain conditions are met. This could have the effect of delaying or preventing a change of control.

We are controlled by certain stockholders, executive officers and directors

   Our executive officers and directors (and their affiliates) own more than 65% of our outstanding common stock. As a result, they have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business and we do not anticipate paying cash dividends for the foreseeable future.

                      WHERE YOU CAN GET MORE INFORMATION

   We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms at Room 1024, 450 Fifth Street, N.W., Washington, D.C., as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, NY 10048. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, D.C. 20006.

   The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

  .  Annual Report on Form 10-K for the year ended December 31, 1998;

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed May 14, 1999;

  . Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 9, 1999;

  . Current Report on Form 8-K, filed May 28, 1999 and amended on Form 8-K/A, filed July 26, 1999;

  . Current Report on Form 8-K, filed June 7, 1999 and amended on Form 8-K/A, filed July 26, 1999;

  .  Current Report on Form 8-K, filed September 14, 1999; and

  . The description of the common stock contained in our Registration Statement on Form 8-A, as filed on August 20, 1998 with the SEC.

   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                   eBay Inc.
                             2125 Hamilton Avenue
                              San Jose, CA 95125
                                (408) 558-7400

   This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus and the Registration Statement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                              SELLING STOCKHOLDERS

   In the four stock acquisition transactions that we consummated in the first six months of 1999, we issued to all of the selling stockholders shares of our common stock, and we agreed to register a number of shares of the common stock for resale. We also agreed to use reasonable efforts to keep the registration statement effective until the earliest of the date the shares of common stock offered under this prospectus have been sold to the public, the date one year from the date of effectiveness of this prospectus (subject to adjustment in certain cases for delays in filing) and, in some cases, the date when all shares of common stock offered under this prospectus may be sold in any three month period under Rule 144. In addition, before our initial public offering, we had granted registration rights to Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. (the "Benchmark Funds"). Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

   The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 26, 1999, by each of the selling stockholders.

   The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

   Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. None of the share amounts set forth below represents more than 1% of our outstanding stock as of September 26, 1999, adjusted as required by rules promulgated by the SEC.

                                                                   Shares Being
Selling Stockholder                                     Number       Offered
-------------------                                     ------     ------------
Bernard A. Osher Revocable Trust Dated March 8, 1988..  373,241(1)   104,661(2)
Bernard A. Osher Foundation...........................  373,000      333,209
Irving and Varda Rabin, Trustees U/T/A dated 2/26/99,
 fbo Irving Rabin Trust...............................  220,190       88,676
Varda and Irving Rabin, Trustees U/T/A dated 2/26/99,
 fbo Varda Rabin Trust................................  220,190       88,676
The Irving and Varda Rabin 1992 Revocable Trust.......   39,679       34,659
John Gallo............................................   27,602       13,801

--------
(1) Includes 46,221 shares related to the sale of 111 Potrero Partners, LLC and 66,927 shares related to the sale of HBJ Partners, LLC.

(2) Includes 42,754 shares related to the sale of 111 Potrero Partners, LLC and 61,907 shares related to the sale of HBJ Partners, LLC.

                              PLAN OF DISTRIBUTION

   The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, "selling stockholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon eBay being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell more than 500 shares, a supplement to this prospectus will be filed. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

  . on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

  .  in the over-the-counter market;

  .  in private transactions;

  .  through options;

  .  by pledge to secure debts and other obligations; or

  .  a combination of any of the above transactions.

   If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

   The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

   Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may not sell all of the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

   To comply with the securities laws of certain jurisdictions, the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

   Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholders or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

   All expenses of this registration, estimated at approximately $665,000, except for 50% of the SEC's filing fees relating to the Benchmark Offering, estimated at $263,524 which will be paid by the Benchmark Funds, will be paid by us. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws.

                                 LEGAL MATTERS

   For the purpose of this offering, Cooley Godward llp, San Francisco, California, is giving an opinion as to the validity of the common stock offered by this prospectus.

                                    EXPERTS

   The financial statements incorporated in this prospectus by reference to the Current Report on Form 8-K dated September 14, 1999, for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on said firm as experts in auditing and accounting.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of October 27, 1999. You should not assume that this prospectus is accurate as of any other date.




                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
Risk Factors...............................................................   4
Use of Proceeds............................................................  20
Dividend Policy............................................................  20
Where You Can Find More Information........................................  20
Selling Stockholders.......................................................  21
Plan of Distribution.......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                663,682 Shares

                                 Common Stock


                               -----------------

                                  PROSPECTUS

                               -----------------

                                   eBAY INC.

                               October 27, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                   eBAY INC.

                                 692,834 Shares

                                  Common Stock

 The Selling Stockholders: The selling stockholders identified in this prospectus are selling 692,834 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

 Offering Price:           The selling stockholders may sell the shares of
                           common stock described in this prospectus in a
                           number of different ways and at varying prices. We
                           provide more information about how they may sell
                           their shares in the section titled "Plan of
                           Distribution" on page 22.

 Trading Market:           Our common stock is listed on the Nasdaq National
                           Market under the symbol "EBAY." On October 26, 1999,
                           the closing sale price of our common stock, as
                           reported on the Nasdaq National Market, was $152.

 Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

   The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 27, 1999

   eBay(R) and the eBay logo are our registered trademarks. This prospectus also includes trade dress, trade names and trademarks of other companies. Our use or display of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with the trademark or trade dress owners.

                               Kruse Tranche Page

                              SELLING STOCKHOLDERS

   In the four stock acquisition transactions that we consummated in the first six months of 1999, we issued to all of the selling stockholders shares of our common stock, and we agreed to register a number of shares of the common stock for resale. We also agreed to use reasonable efforts to keep the registration statement effective until the earliest of the date the shares of common stock offered under this prospectus have been sold to the public, the date one year from the date of effectiveness of this prospectus (subject to adjustment in certain cases for delays in filing) and, in some cases, the date when all shares of common stock offered under this prospectus may be sold in any three month period under Rule 144. In addition, before our initial public offering, we had granted registration rights to Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. (the "Benchmark Funds"). Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

   The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 26, 1999 by each of the selling stockholders.

   The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

   Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. None of the share amounts set forth below represents more than 1% of our outstanding stock as of September 26, 1999, adjusted as required by rules promulgated by the SEC.

                                                                    Shares Being
Selling Stockholder                                         Number    Offered
-------------------                                         ------  ------------
Dean V. Kruse.............................................. 350,801   303,547
Carol Ann Kruse............................................  42,979    42,979
Mitchell Kruse............................................. 289,756   242,532
Dean V. Kruse Foundation, Inc.............................. 103,776   103,776

                               Kruse Tranche Page

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of October 27, 1999. You should not assume that this prospectus is accurate as of any other date.




                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
Risk Factors...............................................................   4
Use of Proceeds............................................................  20
Dividend Policy............................................................  20
Where You Can Find More Information........................................  20
Selling Stockholders.......................................................  21
Plan of Distribution.......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                692,834 Shares

                                 Common Stock


                               -----------------

                                  PROSPECTUS

                               -----------------

                                   eBAY INC.

                               October 27, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                   eBAY INC.

                                 504,236 Shares

                                  Common Stock

 The Selling Stockholders: The selling stockholders identified in this prospectus are selling 504,236 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

 Offering Price:           The selling stockholders may sell the shares of
                           common stock described in this prospectus in a
                           number of different ways and at varying prices. We
                           provide more information about how they may sell
                           their shares in the section titled "Plan of
                           Distribution" on page 22.

 Trading Market:           Our common stock is listed on the Nasdaq National
                           Market under the symbol "EBAY." On October 26, 1999,
                           the closing sale price of our common stock, as
                           reported on the Nasdaq National Market, was $152.

 Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

   The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 27, 1999

   eBay(R) and the eBay logo are our registered trademarks. This prospectus also includes trade dress, trade names and trademarks of other companies. Our use or display of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with the trademark or trade dress owners.

                             Billpoint Tranche Page

                              SELLING STOCKHOLDERS

   In the four stock acquisition transactions that we consummated in the first six months of 1999, we issued to all of the selling stockholders shares of our common stock, and we agreed to register a number of shares of the common stock for resale. We also agreed to use reasonable efforts to keep the registration statement effective until the earliest of the date the shares of common stock offered under this prospectus have been sold to the public, the date one year from the date of effectiveness of this prospectus (subject to adjustment in certain cases for delays in filing) and, in some cases, the date when all shares of common stock offered under this prospectus may be sold in any three month period under Rule 144. In addition, before our initial public offering, we had granted registration rights to Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. (the "Benchmark Funds"). Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

   The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 26, 1999, by each of the selling stockholders.

   The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

   Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. None of the share amounts set forth below represents more than 1% of our outstanding stock as of September 26, 1999, adjusted as required by rules promulgated by the SEC.

                                                                    Shares Being
Selling Stockholder                                          Number   Offered
-------------------                                          ------ ------------
Hope Chen................................................... 80,874    72,787
William Chen................................................ 64,699    58,229
Ian Flint................................................... 25,846    23,261
S. Young Lee................................................ 97,049    87,344
Jason W. May................................................ 54,614    49,153
Jay Shen.................................................... 16,848    15,163
Chris F. Fennell............................................    359       323
Brice W. May................................................  1,182     1,064
Colin E. & Julia W. May.....................................  1,773     1,596
John Dickinson May..........................................  2,364     2,128
J. Earle May, Trustee.......................................  2,955     2,660
Nowell R. May...............................................  1,773     1,596
Peter D. May................................................  2,364     2,128
Roger E. May................................................  2,364     2,128
Christian E. Montegut.......................................    151       136
WS Investment Company 98B...................................  1,064       958
CMS Partners LLC............................................  3,235     2,912
GC&H Investments............................................  1,155     1,040

                             Billpoint Tranche Page

H. DuBose Montgomery............................................   1,155   1,040
Sequoia 1997....................................................     355     320
Sequoia Capital VIII............................................ 146,621 131,959
Sequoia International Technology Partners VIII(Q)...............   9,706   8,735
Sequoia International Technology Partners VIII..................   1,860   1,674
Stanford University.............................................   2,311   2,080
WS Investment Company 99A.......................................   1,455   1,310
Excite@Home.....................................................  32,512  32,512


                            Billpoint Tranche Page 3

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of October 27, 1999. You should not assume that this prospectus is accurate as of any other date.




                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
Risk Factors...............................................................   4
Use of Proceeds............................................................  20
Dividend Policy............................................................  20
Where You Can Find More Information........................................  20
Selling Stockholders.......................................................  21
Plan of Distribution.......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                504,236 Shares

                                 Common Stock


                               -----------------

                                  PROSPECTUS

                               -----------------

                                   eBAY INC.

                               October 27, 1999

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                   eBAY INC.

                                 295,474 Shares

                                  Common Stock

 The Selling Stockholders: The selling stockholders identified in this prospectus are selling 295,474 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

 Offering Price:           The selling stockholders may sell the shares of
                           common stock described in this prospectus in a
                           number of different ways and at varying prices. We
                           provide more information about how they may sell
                           their shares in the section titled "Plan of
                           Distribution" on page 22.

 Trading Market:           Our common stock is listed on the Nasdaq National
                           Market under the symbol "EBAY." On October 26, 1999,
                           the closing sale price of our common stock, as
                           reported on the Nasdaq National Market, was $152.

 Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

   The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 27, 1999

   eBay(R) and the eBay logo are our registered trademarks. This prospectus also includes trade dress, trade names and trademarks of other companies. Our use or display of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with the trademark or trade dress owners.

                              alando Tranche Page

                              SELLING STOCKHOLDERS

   In the four stock acquisition transactions that we consummated in the first six months of 1999, we issued to all of the selling stockholders shares of our common stock, and we agreed to register a number of shares of the common stock for resale. We also agreed to use reasonable efforts to keep the registration statement effective until the earliest of the date the shares of common stock offered under this prospectus have been sold to the public, the date one year from the date of effectiveness of this prospectus (subject to adjustment in certain cases for delays in filing) and, in some cases, the date when all shares of common stock offered under this prospectus may be sold in any three month period under Rule 144. In addition, before our initial public offering, we had granted registration rights to Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. (the "Benchmark Funds"). Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

   The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 26, 1999, by each of the selling stockholders.

   The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

   Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable. None of the share amounts set forth below represents more than 1% of our outstanding stock as of September 26, 1999, adjusted as required by rules promulgated by the SEC.

                                                                  Shares Being
Selling Stockholder                                        Number   Offered
-------------------                                        ------ ------------
Marc Samwer............................................... 31,568    29,517
Oliver Samwer............................................. 31,568    29,517
Alexander Samwer.......................................... 31,568    29,517
Jorg Rheinboldt........................................... 31,568    29,517
Karel Dorner.............................................. 31,568    29,517
Max Finger................................................ 31,568    29,517
Dr. Hans-Christoph von Lindeiner (1)...................... 39,960    37,111
Burda GmbH................................................ 31,600    29,546
Wellington Partners Venture Capital
 Beteiligungsgesellschaft burgerlichen Rechts mit
 Haftungsbeschrankung..................................... 21,046    19,679
Wellington Partners Venture Capital
 Beteiligungsgesellschaft burgerlichen Rechts mit
 Haftungsbeschrankung, trustee (Treuhander) for Wellington
 Finanz Beratungs GmbH & Co. KG
 Unternehmensbeteiligungsgesellschaft I................... 10,554     9,868
Dr. Jurgen Todenhofer.....................................  1,580     1,478
Dr. Paul Bernhard Kallen..................................  1,580     1,478
Dr. Christoph Braun.......................................  1,580     1,478
Philipp Welte.............................................  1,580     1,478
Wolfgang Rucker...........................................  1,580     1,478

                             alando Tranche Page 2

Christian Mangstl................................................... 4,740 4,432
Niko Waesche........................................................ 1,580 1,478
Stephan Schambach................................................... 1,580 1,478
Scott Kapnick....................................................... 1,580 1,478
Peter Kimpel........................................................ 1,580 1,478
Dr. Cornelius Borsch................................................ 1,580 1,478
Prof. Horst Albach.................................................. 1,580 1,478
Dr. Hans-J. Spranger................................................ 1,580 1,478

(1) Dr. Von Lindeiner holds these shares for the economic benefit of Messrs. M. Samwer, O. Samwer, A. Samwer, J. Rheinboldt, K. Dorner, and M. Finger pursuant to a trust agreement.

                             alando Tranche Page 3

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We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of October 27, 1999. You should not assume that this prospectus is accurate as of any other date.




                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
Risk Factors...............................................................   4
Use of Proceeds............................................................  20
Dividend Policy............................................................  20
Where You Can Find More Information........................................  20
Selling Stockholders.......................................................  21
Plan of Distribution.......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

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                                295,474 Shares

                                 Common Stock


                               -----------------

                                  PROSPECTUS

                               -----------------

                                   eBAY INC.

                               October 27, 1999

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

                                   eBAY INC.

                               13,775,508 Shares

                                  Common Stock

 The Selling Stockholders: The selling stockholders identified in this prospectus are selling 13,775,508 shares of our common stock. We are not selling any shares of our common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

 Offering Price:           The selling stockholders may sell the shares of
                           common stock described in this prospectus in a
                           number of different ways and at varying prices. We
                           provide more information about how they may sell
                           their shares in the section titled "Plan of
                           Distribution" on page 22.

 Trading Market:           Our common stock is listed on the Nasdaq National
                           Market under the symbol "EBAY." On October 26, 1999,
                           the closing sale price of our common stock, as
                           reported on the Nasdaq National Market, was $152.

 Risks: Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

   The shares offered or sold under this prospectus have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 27, 1999

   eBay(R) and the eBay logo are our registered trademarks. This prospectus also includes trade dress, trade names and trademarks of other companies. Our use or display of other parties' trademarks, trade dress or products is not intended to and does not imply a relationship with the trademark or trade dress owners.

                             Benchmark Tranche Page

                              SELLING STOCKHOLDERS

   In the four stock acquisition transactions that we consummated in the first six months of 1999, we issued to all of the selling stockholders shares of our common stock, and we agreed to register a number of shares of the common stock for resale. We also agreed to use reasonable efforts to keep the registration statement effective until the earliest of the date the shares of common stock offered under this prospectus have been sold to the public, the date one year from the date of effectiveness of this prospectus (subject to adjustment in certain cases for delays in filing) and, in some cases, the date when all shares of common stock offered under this prospectus may be sold in any three month period under Rule 144. In addition, before our initial public offering, we had granted registration rights to Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. (the "Benchmark Funds"). Our registration of the shares of common stock does not necessarily mean that the selling stockholders will sell all or any of the shares.

   The following table sets forth certain information regarding the beneficial ownership of the common stock, as of September 26, 1999, by each of the selling stockholders.

   The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, we cannot estimate the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.

                                   Shares                       Shares
                             Beneficially Owned              Beneficially
                                  Prior to                    Owned After
                                Offering (1)      Shares     Offering (1)
                             ------------------   Being    --------------------
Selling Stockholder            Number   Percent  Offered    Number      Percent
-------------------          ---------- ------- ---------- ---------    -------
Benchmark Capital Partners,
 L.P.(2)...................  15,244,821  11.6%  12,086,271 3,158,550(3)   2.4%
Benchmark Founders' Fund,
 L.P.(2)...................   2,130,687   1.6%   1,689,237   441,450(3)     *

--------
 * Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934 and generally includes voting or investment power with respect to securities. Applicable percentages are based on 129,102,654 shares of common stock as of September 26, 1999 and options and warrants to purchase 2,210,333 shares of common stock that are deemed to be outstanding as of September 26, 1999 because they are currently exercisable or are exercisable within 60 days of September 26, 1999.

(2) Robert Kagle, a director of eBay, is a member of Benchmark Capital Management Co., L.L.C., the general partner of each of the Benchmark Funds.

(3) Following registration of these shares, some or all of these shares may be distributed pro rata among the limited partners of the applicable Benchmark Fund.

                             Benchmark Tranche Page

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We have not authorized any dealer, sales person or other person to give any information or to make any representations other than those contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer of these securities in any state where an offer is not permitted. The information in this prospectus is current as of October 27, 1999. You should not assume that this prospectus is accurate as of any other date.




                               -----------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
Risk Factors...............................................................   4
Use of Proceeds............................................................  20
Dividend Policy............................................................  20
Where You Can Find More Information........................................  20
Selling Stockholders.......................................................  21
Plan of Distribution.......................................................  22
Legal Matters..............................................................  23
Experts....................................................................  23

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                               13,775,508 Shares

                                 Common Stock


                               -----------------

                                  PROSPECTUS

                               -----------------

                                   eBAY INC.

                               October 27, 1999

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